Exhibit 99.01
FOR IMMEDIATE RELEASE                     Contact: David A. Garrison, CFO
Website: http://www.arthrt.com                                 (978) 602-1436

June 3, 2013
ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES FOURTH QUARTER AND 2012 YEAR END RESULTS
Fitchburg, MA
Arrhythmia Research Technology, Inc. (NYSE MKT:HRT) and its subsidiaries (the "Company") announced its results for the year ending December 31, 2012. The Company's financial results reflect the consolidated results of Arrhythmia Research Technology, Inc. and its subsidiaries, including Micron Products, Inc. ("Micron"), and the discontinued operations of RMDDxUSA Corp. and RMDDx Corporation (collectively "WirelessDx").

Year Ended December 31, 2012
The Company reported total consolidated revenue of $20,642,570 for the year ended December 31, 2012 compared to $24,306,097 for the year ended December 31, 2011, a decrease of $3,663,527 or 15.1%.
Net loss from continuing operations for the year ended December 31, 2012 was $2,377,107, or $0.86 per share compared to a net profit from continuing operations of $766,550, or $0.27 per share for the year ended December 31, 2011.
Net loss from discontinued operations for the year ended December 31, 2012 was $3,760,827, or $1.36 per share compared to a net loss from discontinued operations of $2,075,224, or $0.74 per share for the year ended December 31, 2011.
Total net loss was $6,137,934, or $2.22 per share for the year ended December 31, 2012 compared to a net loss of $1,308,674, or $0.47 per share for the year ended December 31, 2011.

Quarter Ended December 31, 2012
For the quarter ended December 31, 2012, total consolidated revenue decreased $215,623 to $5,057,413 compared to total consolidated revenue of $5,273,036 for the quarter ended December 31, 2011.
Net loss from continuing operations for the quarter ended December 31, 2012 was $970,877, or $0.35 per share compared to a net loss from continuing operations of $261,772, or $0.09 per share for the quarter ended December 31, 2011.
Net loss from discontinued operations for the quarter ended December 31, 2012 was $237,448, or $0.09 per share compared to a net loss from discontinued operations of $773,566, or $0.28 per share for the quarter ended December 31, 2011.
Total net loss for the quarter ended December 31, 2012 increased $172,987 to $1,208,325, or $0.44 per share compared to a net loss of $1,035,338, or $0.37 for the quarter ended December 31, 2011.

Salvatore Emma, Jr., the Company's President and CEO commented,“2012 was a year of significant challenges for the Company stemming largely from discontinuing operations of WirelessDx, a change in executive management, and the search for a new banking relationship. It is important that these events are behind us so we can refocus our efforts and energy into building the core businesses.
The Company's 2012 consolidated revenue was lower by 15.1% from the prior year. Silver surcharge billed was down by 27.6% over 2011 which resulted from lower order volume of 7% and decreasing silver prices.
Sales for custom plastic injection molding were down 5% comparing 2011 to 2012. The decrease was primarily due to lower order volume from defense industry customers. Revenue from orthopedic implant machining grew by 28.0% in 2012 and is expected to continue to increase in 2013.
Additionally, net loss from continuing operations was higher for the year as compared to 2011 due in part to CEO severance compensation of $210,739. Other expenses for 2012 included $117,616 in accounting and tax professional fees and $190,637 in other professional fees primarily related to the shutdown of WirelessDx. In addition, the Company impaired goodwill of $1,479,727 for 2012 compared to $85,239 for 2011.
At the latter part of 2012, the leadership team began an ongoing effort to improve and expand the Company's core manufacturing business. The Company has added to our quality, design, mechanical, and chemical engineering staff to better serve its customers' complex manufacturing challenges, improve efficiency, and accelerate new product development efforts.

In the fourth quarter of 2012, the Company began its search for a new banking relationship and in March 2013, we entered into a multi-year credit facility with a Massachusetts bank. We are pleased that this new relationship provides additional capital resources to support steady and sustained growth. During 2012, Micron Products successfully added ISO 14001, and OSHAS 18001 to its existing suite of certifications which includes ISO 13485 and ISO 9001. These new registrations show our customers that we are dedicated to providing the highest levels of quality and reliability, while ensuring the health and safety of our employees and reducing our impact on the environment.
As reported in May of 2013, a presentation by the National Institutes of Health revealed the results of a multi-center clinical trial which showed that the Company's signal averaged electrocardiography software was an effective tool to aid in the selection of patients for an implantable cardiac defibrillator. The NIH study results and our continuing investment in the Predictor® 7 software should increase interest in our sophisticated software.
Our leadership team is confident that a proper focus on company core values, mission, and planning will yield positive results. The expectation is that profitability will be restored in 2013."

About Arrhythmia Research Technology, Inc.
The Company has developed and distributes customizable proprietary signal averaged electrocardiography software used to diagnose the risk of certain heart arrhythmias. The software is reconfigurable for a variety of hardware platforms. Also, the Company through its wholly-owned subsidiary, Micron Products, Inc., manufactures silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes. Micron has diversified manufacturing capabilities with the capacity to participate in full product life cycle activities from early stage product development, engineering, and prototyping to full scale manufacturing as well as packaging and product fulfillment services.
For more information please check our websites:
http://www.arthrt.com             http://www.micronproducts.com
Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to retain customers who represent significant proportions of revenue; our ability to maintain our pricing model and/or decrease our cost of sales; our ability to increase sales of higher margin products and services; our ability to manage our level of debt and provisions in the debt agreements which could limit our ability to react to changes in the economy or our industry; failure to comply with financial and other covenants in our credit facility; volatility in commodity and energy prices and our ability to offset higher costs with price increases; continued availability of supplies or materials used in manufacturing at competitive prices; variability of customer delivery requirements; variations in the mix of products sold; a stable interest rate market and/or a stable currency rate environment in the world, and specifically the countries where we are doing business; amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources and our ability to offset higher costs with price increases. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012.